EXHIBIT 23.02

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-23914) of Swank, Inc. of our report dated March 13, 2002, except for the third paragraph of Note D for which the date is May 7, 2002, relating to the financial statements as of December 31, 2001 and for the years ended December 31, 2001 and 2000, which appear in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 13, 2002, except for the third paragraph of Note D for which the date is May 7, 2002, relating to the financial statement schedules as of and for the years ended December 31, 2001 and 2000, which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts

March 13, 2002, except for
the third paragraph of Note D for
which the date is May 7, 2002